Exhibit (l)(3)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated April 22, 2022, with respect to the financial statements of the investment divisions, which comprise Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.
/s/ KPMG LLP
Birmingham, Alabama
April 28, 2022